                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                     FORM 15

CERTIFICATION AND NOTIFICATION OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.


                            Commission File Number             333-43732
                                                  ------------------------------


                        INDUSTRIALEX MANUFACTURING CORP.
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)


                 6250 Joyce Dr., Arvada, CO 80403 (303) 456-6847
--------------------------------------------------------------------------------
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                           Common Stock $.01 par value
--------------------------------------------------------------------------------
            (Title of each class of securities covered by this Form)


                                      None
--------------------------------------------------------------------------------
  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15 (d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

            Rule 12g-4(a)(1)(i)  [X]        Rule 12h-3(b)(1)(i)  [X]
            Rule 12g-4(a)(1)(ii) |_|        Rule 12h-3(b)(1)(ii) |_|
            Rule 12g-4(a)(1)(i)  |_|        Rule 12h-3(b)(1)(i)  |_|
            Rule 12g-4(a)(2)(ii) |_|        Rule 12h-3(b)(2)(ii) |_|
                                            Rule 15d-6           |_|

         Approximate number of holders of record as of the certification or
notice date:   75
            --------

         Pursuant to the requirements of the Securities and Exchange Act of 1934 Industrialex Manufacturing Corp. has caused this certification to be signed on its behalf by the undersigned duly authorized person.



Date:    March 25, 2003            By:  /s/ Ahmad Akrami
     ----------------------           ------------------------------------------
                                      Ahmad Akrami, Chairman and Chief
                                      Executive Officer